EXHIBIT 99.1

PRESS RELEASE	Contact: Jeffrey A. Simon
For Immediate Release	President/CEO of WiFiMed, Inc.
(404) 558-3808

Contact: Sam Winer
Chairman/CEO of Diagnostic Corporation of America
(727) 533-8300

DIAGNOSTIC CORPORATION OF AMERICA AND WIFIMED, INC.

ENTER INTO MERGER AGREEMENT IN PRINCIPLE

Marietta, GA. — (March 24, 2006) —

Diagnostic Corporation of America, a Delaware Corporation (“DCA”) and bulletin board company trading under the symbol (“DGCP.OB”), announced today that it has entered into an agreement in principle to acquire all of the outstanding shares of WiFiMed, Inc., a Delaware Corporation (“WiFiMed”) pursuant to a reverse merger in which WiFiMed will be merged with and into a newly formed subsidiary of Diagnostic Corporation of America. At or prior to the reverse merger, DCA intends to reverse split its outstanding common stock at approximately 1:8. Giving effect to the reverse split and the reverse merger, current shareholders of WiFiMed will be issued 90% of DCA common stock.

The reverse merger transaction is subject to the preparation and execution of a Merger Agreement between DCA and WiFiMed. Assuming the execution of the Merger Agreement, the closing of the transaction and reverse split is subject to approval of the DCA and WiFiMed shareholders.

WiFiMed is a development stage company, which provides wireless patient information through its proprietary product Tablet MD™ to physicians and health care providers to assist them in managing their patient visits. Tablet MD operates on a tablet PC and manages patient medical information, consultation notes, prescriptions, records and charts through five patentable technologies. Two of the technologies are patent pending and one of the technologies is a provisional patent. WiFiMed has had limited sales and implementations during 2005 and 2006.

Diagnostic Corporation of America

14375 Myer Lake Circle

Clearwater FL 33760

www.dgcponline.com

WiFiMed, Inc.

3320 Keenland Road

Marietta, GA 30062

www.wifi-med.com